                                                                    EXHIBIT 12.2

                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       PURSUANT TO THE SUPPORT AGREEMENT
                        BETWEEN THE COMPANY AND PACCAR
                             (Thousands of Dollars)


                                                         Year Ended December 31
                                       --------------------------------------------------------
                                         1994         1993        1992        1991        1990
                                       --------     -------     -------     -------     -------
FIXED CHARGES
   Interest expense                    $ 62,851     $45,815     $48,914     $62,520     $79,505
    Less:  Assumption by PACCAR
       of interest expense (1)                -           -           -           -       4,450
                                       --------     -------     -------     -------     -------
       Net interest expense              62,851      45,815      48,914      62,520      75,055
   Facility and equipment rental            678         655         650         834         823
                                       --------     -------     -------     -------     -------
TOTAL FIXED CHARGES                    $ 63,529     $46,470     $49,564     $63,354     $75,878
                                       ========     =======     =======     =======     =======

EARNINGS
   Income before taxes                 $ 42,147     $30,449     $18,645       5,654     $ 6,088
   Depreciation                          10,168      10,701     $10,524      11,057      12,906
                                       --------     -------     -------     -------     -------
                                         52,315      41,150      29,169      16,711      18,994

FIXED CHARGES                            63,529      46,470      49,564      63,354      75,878
                                       --------     -------     -------     -------     -------
EARNINGS AS DEFINED                    $115,844     $87,620     $78,733     $80,065     $94,872
                                       ========     =======     =======     =======     =======

RATIO OF EARNINGS TO FIXED CHARGES        1.82x       1.89x       1.59x       1.26x       1.25x

(1) In order to maintain the ratio of earnings to fixed charges in 1990, PACCAR provided earnings support of $7.3 million by assuming $4.5 million of the Company's interest expense and forgiving $2.8 million in administrative service charges.


                                      -30-